EXHIBIT 10.2

AMENDED AND RESATED
PROMISSORY NOTE

$1,892,210.54	Westbury, New York
October 28, 2008
Effective as of August 31, 2008

FOR VALUE RECEIVED, MIAMI SUBS CAPITAL PARTNERS I, INC., a Florida corporation with an office at 6300 NW 31st Avenue, Fort Lauderdale, Florida (the “Maker”), promises to pay to the order of NATHAN’S FAMOUS, INC., a Delaware corporation (the “Payee”), the principal amount of ONE MILLION EIGHT HUNDRED NINETY-TWO THOUSAND TWO HUNDRED TEN AND 54/100 DOLLARS ($1,892,210.54), on or before April 30, 2014 (the “Maturity Date”), in lawful money of the United States of America, together with interest on the unpaid principal amount hereof, from time to time outstanding, from August 31, 2008 (the “Effective Date”) through and including the date that this Note is paid in full, at a rate of eight percent (8%) per annum.

The Maker promises to pay to the Payee an installment of $35,000.00 (THIRTY-FIVE THOUSAND DOLLARS) effective as of the Effective Date, an installment of $6,883.67 (SIX THOUSAND EIGHT HUNDRED EIGHTY-THREE AND 67/100 DOLLARS) effective as of the date of execution hereof and monthly installments of $35,000.00 (THIRTY-FIVE THOUSAND DOLLARS) each for the next sixty-seven months, subject to adjustment upon any prepayment made by Maker in accordance with the terms hereof. Following the first two installments hereunder, each monthly installment shall be paid on the last day of each calendar month commencing October 31, 2008, with a final installment to be paid on the Maturity Date. Interest hereunder shall be computed on the actual number of days elapsed over a year comprised of 365 days. Nothing herein shall be deemed to require Maker to make payments of interest which exceed the maximum permitted by law. In any such event, this Note shall be deemed automatically amended to require payment of interest at the maximum amount permitted by law.

All amounts payable hereunder shall be made in lawful money of the United States of America at such place as may be designated to the Maker in writing by the Payee from time to time. If any payment hereunder becomes due and payable on a day other than a Business Day (hereafter defined), such payment shall be extended to the next succeeding Business Day. “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York State are authorized or required by law to close. Upon the occurrence of an Event of Default, as that term is defined below, interest payable on this Note shall be at the rate of twelve percent (12%) per annum or the maximum rate allowed to be charged by law, whichever is lower.

This Note may be prepaid at the option of the Maker in whole or in part at any time without penalty or premium. All prepayments shall be accompanied by accrued interest on the principal amount repaid to the date of repayment.

This Note shall be subject to mandatory prepayment (i) upon the settlement or the adjudication of the litigation entitled Ontario Superior Court of Justice-Commercial Litigation, Court File No. 06-00CL6270, Lawrence B. Austin, Plaintiff v. Michael Overs, Tesari Holdings, Ltd., & Pizza Pizza, Ltd., Defendants, in an amount equal to the amount payable to Lawrence Austin or any affiliate in settlement or by award of the court having jurisdiction over such action, after deduction of attorneys’ fees paid by Lawrence Austin in connection with such action and (ii) in an amount equal to any liability of the Payee in respect of an indemnification claim made by Maker against Payee pursuant to Article V of the Stock Purchase Agreement dated as of June 7, 2007 by and among the Maker, the Payee and Miami Subs Corporation upon a final determination of liability by Maker and Payee or by final judicial proceeding. In the event of any partial prepayment, whether or not mandatory, the amount of the monthly payment payable by Maker hereunder shall be reduced to the amount obtained by fully amortizing the unpaid principal balance following such prepayment over the balance of the term remaining until the Maturity Date.

Payee may declare the entire unpaid principal balance of the Note, together with interest accrued thereon, to be immediately due and payable upon the occurrence of any of the following events (each an “Event of Default”): (a) the failure of Maker to pay the principal of, or interest on, this Note when due, and such failure shall continue unremedied for a period of ten (5) days following delivery of written notice of such non-payment; (b) any petition in bankruptcy being filed by or against the Maker, or any proceedings in bankruptcy, or under any law relating to the relief of debtors, being commenced for the relief or readjustment of any indebtedness of the Maker; provided, with respect to any such petition filed against Maker, such petition shall continue undismissed for a period of 30 days from the date of entry thereof; (c) the making by the Maker of an assignment for the benefit of creditors; (d) the appointment of a receiver of all or substantially all of the property of the Maker; (e) the merger, consolidation, or sale of all or substantially all of the assets of the Maker to any third party; (f) any breach of any representation, warranty or covenant of the Maker contained in the Security Agreement, of even date herewith, between Maker and Payee, which breach, if capable of cure, shall not have been cured within twenty (20) days following delivery of written notice to Maker; or (g) the guaranty executed by Lawrence Austin or Bruce Galloway (each, a “Guarantor”) with respect to Maker’s obligations hereunder shall cease to be in full force and effect or any Guarantor shall so assert in writing.

Maker agrees that whenever an attorney is used to collect or enforce this Note or to enforce, declare or adjudicate any rights or obligations under this Note whether by suit or any other means whatsoever, the Maker shall pay all of the legal fees of the attorneys for the Payee, together with all costs and expenses of such collection, enforcement or adjudication, which obligation shall constitute part of the principal obligation hereunder.

Maker hereby waives diligence, presentment, protest, demand and notice of every kind except as otherwise expressly required herein. This Note may not be modified orally.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES.

This Note is an amendment and restatement of, and is being issued in replacement of and substitution for, the Promissory Note, dated June 7, 2007, in the original principal amount of $2,400,000 issued by the Maker in favor of Payee (the “Original Note”). The execution and delivery of this Note shall not be construed to have constituted a repayment of any principal of, or interest on, the Original Note.

MIAMI SUBS CAPITAL PARTNERS I, INC.,

/s/ Gary Herman
By: Gary Herman